5629 ROUTE 873
NEFFS, PENNSYLVANIA 18065
(610) 767-3875

Important Reminder

Dear Shareholder,

We have previously sent you proxy material relating to the Neffs Bancorp, Inc. Annual Meeting of Shareholders to be held on July 12, 2011. Our records show you have not voted as of the present time. To save the added expense of additional solicitation please sign, date and send the enclosed proxy in the accompanying envelope as soon as possible.

If you don’t have your proxy materials and would like to review them, you can obtain a copy at http://www.neffsnatl.com/neffsbancorp.html.

Whether your holdings are large or small your vote is important. As time is short, please vote as soon as possible.

If you have any questions, please call Kevin A. Schmidt, Vice President of Neffs Bancorp, Inc., or David C. Matulevich, Secretary/Treasurer of Neffs Bancorp, Inc., at (610) 767-3875.

Thank you for your consideration.

Sincerely,

John J. Remaley
President and Chief Executive Officer